Exhibit 99B.P.VIII

Van Deventer & Hoch

Monthly / Quarterly Reports

Personal Trading / Confidential Information

Policy Statements And Compliance Procedures


Van Deventer & Hoch (the "Adviser") is a California general partnership. The Adviser is registered as an investment adviser with the SEC.

The Adviser has adopted the policies and procedures set forth in this Personal Trading/Confidential Information Policy Statement and Compliance Procedures (the "Personal Trading Policies and Procedures") which govern the activities of each officer, director and employee of the Adviser (collectively, the "Employees"). All employees of the Adviser must comply with the Adviser's Personal Trading Policies and Procedures and should consult Exhibit A hereto as to their particular designation.

PURPOSE OF PERSONAL TRADING POLICIES AND PROCEDURES

Federal law prohibits the Adviser and each of its Employees from purchasing or selling any publicly-traded stock, bond, option or other security on the basis of material, nonpublic information (I.E., insider trading). In addition, the Adviser and each of its Employees has a fiduciary obligation to the Adviser's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Adviser or such Employees by the Adviser's clients. Finally, because the Adviser and each of its Employees is a fiduciary to the Adviser's clients, the Adviser and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Adviser or such Employees and the interests of the Adviser's clients.

To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Adviser has adopted the policies and procedures set forth in these Personal Trading Policies and Procedures. The policies and procedures set forth herein are intended to articulate the Adviser's policies, educate the Employees about the issues and the Adviser's policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Adviser satisfies its obligations in this area. By doing so, the Adviser hopes that the highest ethical standards are maintained and that the reputation of the Adviser is sustained.

To the extent that the Adviser serves as an adviser or subadviser to any investment company registered under the Investment Company Act of 1940, as amended (the "Company Act"), these Personal Trading Policies and Procedures are intended to constitute a Code of Ethics as required by Rule 17j-1 under the Company Act.

GENERALLY

INSIDER TRADING

It is unlawful to engage in "insider trading." This means, in general, that no "insider" may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. Although the insider trading prohibitions extend to the activities of the Employees and because the Adviser does not have an investment banking division or affiliate it is anticipated that Employees will not routinely receive "inside information." However, to educate the Employees, more information describing "insider trading" and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by the Employees are also described just in case an Employee receives inside information.

OTHER CONFIDENTIAL INFORMATION

Certain information obtained by the Adviser that does not constitute "inside" information still constitutes confidential information that must be protected by the Adviser and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

CONFLICTS OF INTEREST

As a fiduciary to the Adviser's clients, each Employee must avoid actual and apparent conflicts of interest with the Adviser's clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an investment adviser's employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the adviser's clients. If so, the adviser's employees are first obligated to make such limited opportunity available to the adviser's clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

INSIDER TRADING

INSIDER TRADING DEFINED

The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

     * The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

     * The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors, partners, employees and majority shareholders of a company or other entity. In addition, a person can be considered a "temporary insider" of a company or other entity if he or she enters into a confidential relationship in the conduct of the company's or entity's affairs and, as a result, is given access to information that is intended to be used solely for such company's or entity's purposes. A temporary insider can include, among others, an entity's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the entity, the analyst may become a temporary insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is "material." Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation,

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liquidity problems and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors are not considered public information.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

civil injunctions;

disgorgement of profits;

jail sentences;

fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in these Personal Trading Policies and Procedures can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

POLICY STATEMENT REGARDING INSIDER TRADING

The Adviser expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Adviser discourages its Employees from seeking or knowingly obtaining material, nonpublic information. The Adviser also prohibits each of its Employees from serving as an officer or director of any company having Publicly-Traded Securities.

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PROCEDURES TO PREVENT INSIDER TRADING

As indicated above, because the Adviser does not have an investment banking division or affiliate and because the Adviser prohibits its Employees from serving as officers or directors of companies having Publicly-Traded Securities, the Adviser does not anticipate that its Employees will routinely be in receipt of material, nonpublic information. From time to time, however, Employees may receive such information. If any Employee receives any information which may constitute such material, nonpublic information, such Employee (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a personal account or a client account, (ii) should not communicate such information to any other person (other than the Compliance Administrator) and (iii) should discuss promptly such information with the Compliance Administrator. Under no circumstances should such information be shared with any persons not employed by the Adviser, including family members and friends. Each Employee contacting an issuer or analyst should identify himself as associated with the Adviser and identify the Adviser as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst.

OTHER CONFIDENTIAL INFORMATION

CONFIDENTIAL INFORMATION DEFINED

As noted above, even if the Adviser and its Employees do not receive material, nonpublic information (I.E., "inside information"), such persons may receive other confidential or sensitive information from or about the Adviser's clients and ,they will receive confidential or sensitive information about the Adviser's affairs. Such confidential or sensitive information may include, among other things:

The name of the client. The Adviser is obligated by law not to divulge or use its clients' names without their consent.

Financial or other information about the client, such as the client's financial condition or the specific securities held in a specific client's portfolio.

The names of the securities on the Adviser's buy, sell and source of funds lists.

The name of any security under consideration for placement on the buy, sell or source of funds list.

Any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Adviser or (ii) embarrass or harm the client or the Adviser.

Given the breadth of the above, all information that an Employee obtains through-the Adviser should be considered confidential unless that information is specifically available to the public.

POLICY STATEMENT REGARDING USE AND TREATMENT OF CONFIDENTIAL INFORMATION

All confidential information, whatever the source, may be used only in the discharge of the Employee's duties with the Adviser. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.

PROCEDURES REGARDING USE AND TREATMENT OF CONFIDENTIAL INFORMATION

The Adviser encourages its Employees to be aware of, and sensitive to their treatment of confidential information. The Adviser prohibits its Employees from discussing such information unless necessary as part of their duties and responsibilities to the Adviser. Furthermore, the Adviser requires that each Employee take precautions to avoid storing confidential information in plain view in public areas of the Adviser's facilities, and requires that each Employee remove confidential information from conference rooms, reception areas and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee of the Adviser.

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CONFLICTS OF INTEREST INVOLVING TRADING SECURITIES FOR PERSONAL ACCOUNTS

FIDUCIARY DUTY TO AVOID CONFLICTS OF INTEREST BETWEEN CLIENT ACCOUNTS AND PERSONAL ACCOUNTS

As noted above, because the Adviser and each of its Employees is a fiduciary to the Adviser's clients, such persons must avoid actual and apparent conflicts of interest with the Adviser's clients. The client's interest takes precedence over the personal interests of the Adviser and its Employees. If a potential conflict arises, the Adviser and the Employee must resolve the matter in the client's favor.

An actual or apparent conflict of interest could arise when both an Employee and a client of the Adviser engage in transactions involving a Publicly-Traded Security (as defined herein). In such cases, transactions for client accounts must take precedence over transactions for Personal Accounts.

Conflicts of interest will often arise when an Employee becomes aware of limited investment opportunities, such as private placements, limited partnerships or any thinly traded securities, whether public or private (referred to hereafter as "Limited Investment Opportunities"). Because of the inherent potential for conflict, limited investment opportunities demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

PERSONAL ACCOUNT DEFINED

GENERALLY

The "Personal Account" of an Employee shall include each and every account (other than an account for the benefit of any of the Adviser's clients) for which such Employee influences or controls investment decisions. An account for the benefit of any of the following will be presumed to be a "personal account" unless the Adviser and the Employee otherwise agree in writing.

An Employee of the Adviser.

The spouse of an Employee.

Any child under the age of 22 of an Employee, whether or not residing with the Employee.

Any other dependent of an Employee residing in the same household with the Employee.

Any other person residing in the same household as the Employee.

Any other account in which an Employee has a direct or indirect beneficial interest, E.G., an account for a trust, estate, partnership or closely held corporation in which the Employee has a beneficial interest.

EXEMPTION

If an Employee certifies in writing to the Compliance Administrator (or, in the case of the Compliance Administrator, to the Chief Operating Officer) that (i) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or dependent person and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Compliance Administrator (or, in the case of the Compliance Administrator, the Chief Operating Officer) may, in his or her discretion, determine that such an account is not an Employee's "personal account".

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OTHER EXCEPTIONS

Special policies apply when trading in an Employee's Personal Account is handled by someone other than the Employee. In situations where a third party exercises complete investment discretion in managing an Employee's Personal Account, pre-approval of trading is not required. If the Employee has any role in the managing the account, then this exception does not apply. Securities held or traded for these accounts must be included in the Employee's quarterly and annual reports. Any actual or appearance of a conflict of interest in the trading in the Employee's excepted accounts will render these accounts subject to the pre-approval requirements.

In order to fit within the exception regarding accounts for which the Employee has no investment discretion, the following is required: (a) a written verification by the Employee or (b) a written verification by a third party involved in the management of the account. In all cases, whether to grant the exception is in the discretion of the Compliance Administrator.

DEFINITION OF PUBLICLY-TRADED SECURITIES

"Publicly-Traded Securities" means any (a) equity or debt instrument traded on an exchange, through NASDAQ or through the "Pink sheets," (b) options to purchase or sell such equity or debt instrument, (c) index stock or bond group options that include such equity or debt instrument, (d) futures contracts on stock or bond groups that include such equity or debt instrument, and (e) any option on such futures contracts. Publicly-Traded Securities shall not include
(1) equity securities issued by mutual funds (other than mutual funds for which the Adviser acts as an adviser or sub-adviser) having total assets under management of at least $100,000,000, and (2) money market instruments, certificates of deposit, U.S. treasury bills and other U.S. government-issued debt instruments. "Publicly -Traded Securities" also includes securities traded on foreign security exchanges. Some publicly-traded securities may not be eligible for purchase by employees of Van Deventer & Hoch. See Specific Guidelines on page 6.

POLICY STATEMENT REGARDING TRADING FOR PERSONAL ACCOUNTS

The Adviser recognizes that the personal investment transactions of its Employees demand the application of a strict code of ethics. Consequently, the Adviser requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser or its Employees, on the one hand, and the client, on the other hand. Therefore, the Adviser has adopted the procedures set forth below.

PROCEDURES REGARDING TRADING FOR PERSONAL ACCOUNTS

TRADING GUIDELINES AND PROCEDURES

The following guidelines and procedures must be followed by all Employees before buying or selling any Publicly-Traded Security or Limited Offering (which is defined in Rule 17j-1 as "an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933") for a Personal Account; provided, that such guidelines and procedures shall not be required with respect to (a) a purchase or sale of a Publicly traded Security or Limited Offering for a Personal Account where such purchase or sale is non-volitional on the part of the Personal Account (E.G., a sale in connection with a court order) or (b) a purchase of a Publicly-Traded Security where such purchase is part of an automatic dividend reinvestment plan.

                               SPECIFIC GUIDELINES

1) Trade preclearance approval must be obtained for all personal trades in universe and non-universe issues. See Specific Procedures below.

2) Investment Personnel and Access persons may not buy or sell any security for 7 days after it has been added or deleted from the universe, or after an issue has been removed from the buy or the outright sell list. Portfolio Managers of the Van Deventer & Hoch mutual fund(s) may not buy or sell any security within 15 days of the purchase or sale of that security for the fund(s). Individuals involved with the Van Deventer & Hoch mutual fund(s) should also refer to Appendix 4 (Investment Company Code of Ethics).

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3) All employees may not profit in the purchase and sale, or sale and purchase, of the same tax lot security (universe and non-universe) within 60 calendar days. Trades made in violation of this prohibition will be required to be unwound.

4) All employees may not buy or sell any security for which there is an open order at the trade desk.

5) All employees may not participate in limited investment opportunities, such as private placements unless the employee can confirm in writing that the planned investment is one that is not appropriate for any of the Adviser's clients and gives this documentation to the Compliance Administrator or Compliance Officer. The Compliance Administrator or Compliance Officer will then give approval accordingly prior to the employee trading in these securities.

6) All employees are prohibited from trading in options or engaging in short sales.

7) All employees are prohibited from participating in any initial public offering of any issue.

SPECIFIC PROCEDURES

1) An employee who wants to place a trade needs to ensure that the Van Deventer & Hoch Compliance Department is set up to receive duplicate confirmations and statements. See Exhibit D for a copy of the form letter you may use or you can access a form letter in Word (s:\Compliance\BrokerLetter).

2) Preclearance is required for all personal securities transactions and limited offerings, with the exception that preclearance is not required on U.S. Government and government agency securities, money market instruments, bank CDs, commercial paper or open-end mutual funds. However, you do need to make sure that duplicate confirms are sent to the V&H Compliance Department and that you include the trades on your quarterly Personal Securities Transaction report.

3) The restricted security list should be reviewed to ensure that the security the employee wants to trade in is not currently restricted. Consult the list in Excel (s:\Compliance\Trade Restrictions.xls)

4) Access the preclearance procedures via the CTI iTrade program (shown in Exhibit B)

5) The Compliance Administrator, Chief Operating Officer or the Trade Department Manager will verify restrictions, open orders, etc. and will give approval via electronic feedback. Note that approval is given for that day only.

6) Following electronic approval, the individual may then execute the trade(s).

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REPORTS OF PERSONAL TRANSACTIONS

SUBMISSION OF REPORTS

In order for the Adviser to monitor compliance with its insider trading and conflict of interest policies and procedures, each Employee shall submit, or shall cause to be submitted, to the Compliance Administrator the following reports:

NOTIFICATION OF PERSONAL ACCOUNTS

Each Employee shall submit annually to the Compliance Administrator a Statement of Personal Accounts ("Employee's Outside Activity And Brokerage Account") in the form attached hereto as Exhibit C. If an Employee's outside activity and brokerage report Account should become inaccurate or incomplete at any time, such Employee shall promptly submit to the Compliance Administrator an amended Statement of Personal Accounts correcting all inaccurate or incomplete information. (The report includes information on outside activities that are prohibited without the prior approval of the Chief Operating Officer.)

DUPLICATE CONFIRMATIONS AND STATEMENTS

Each Employee shall authorize the brokerage firm or other firm where such Employee's Personal Accounts are maintained to send to the Compliance Administrator duplicate confirmations and statements of all transactions in Publicly-Traded Securities effected for such Employee's Personal Accounts. A form letter to be used for this purpose is attached hereto as Exhibit D.

QUARTERLY REPORTS

Each Employee shall submit a "Quarterly Report" in the form attached hereto as Exhibit E for each of his or her Personal Accounts. The report shall be submitted to the Compliance Administrator within ten calendar days following the end of each calendar quarter regardless of whether any trading activity took place in that account during the quarter. The Quarterly Report may consist of an account statement for each Personal Account.

INITIAL AND ANNUAL PERSONAL HOLDINGS REPORTS

An initial holdings report, containing information on all custodied and non-custodied assets, shall be obtained from each new employee within 10 days of their becoming an employee. And, at the end of each calendar year, each Employee shall submit to the Compliance Administrator an annual report of all the holdings in the Employee's Personal Accounts that are not custodied at a bank or brokerage firm. All other custodied assets will be considered to have been reported through the year-end statements received by the Compliance Administrator. See Exhibit F to Appendix 1 for the report form.

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REVIEW AND RETENTION OF REPORTS

The Compliance Administrator shall review each duplicate confirmation, monthly statement and Quarterly Personal Transaction Report and compare the transactions reported against the Preclearance Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of the Adviser's policies or of the applicable securities laws took place. If any Employee's Quarterly Report fails to contain all required information, the Compliance Administrator shall promptly contact such Employee to obtain the missing information. Upon discovering a violation of these procedures, the Adviser may impose such sanctions as it deems appropriate, including a written reminder of the Personal Trading Policies and Procedures, a letter of censure or suspension or termination of the employment of the violator. All material violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of the Adviser. The Adviser shall retain all documents required to be submitted by Employees under this provision, including, without limitation, all Quarterly Personal Transaction Reports and any documents referred to or incorporated therein, as part of the books and records required by the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

NOTIFICATION OF INTEREST (FOR ALL SECURITIES)

If an Employee knows that the Adviser is contemplating buying or selling any security (whether a Publicly-Traded Security or not) held by a Personal Account of that Employee, the Employee must disclose his or her position in the security to (i) the Investment Committee at the time the security is being discussed or
(ii) the analyst at the time the security is being discussed with the analyst, whichever event occurs earlier. This disclosure shall include the date of acquisition by the Personal Account, the size of the position held, the price paid and any other information requested by the Investment Committee, analyst or the Compliance Administrator. The Adviser will determine what action is appropriate to avoid a conflict of interest. Such action may include requiring the Personal Account to liquidate its position in the security being contemplated for purchase by clients, or prohibiting the Personal Account from selling the security until the Adviser has decided what position it will take with respect to clients.

SUMMARY

IMPORTANCE OF ADHERENCE TO PROCEDURES

It is very important that all Employees adhere strictly to these Personal Trading Policies and Procedures. Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Adviser.

ANNUAL CIRCULATION/CERTIFICATION

These Personal Trading Policies and Procedures, an Appendix to the Adviser's Compliance Manual, shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit G that he or she has followed the Personal Trading Policies and Procedures.

QUESTIONS

Any questions regarding the Adviser's policies or procedures with respect to insider trading, confidential information and conflicts of interest should be referred to the Compliance Administrator.

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                             EXHIBIT A TO APPENDIX 1

                      EMPLOYEES SUBJECT TO PERSONAL TRADING

                           POLICIES AND PROCEDURES OF

                               VAN DEVENTER & HOCH


                  VAN DEVENTER & HOCH ACCESS PERSONS - DEFINED


Portfolio Manager/Decision-Making Person - Individuals responsible for investment decisions related to an investment company, i.e. mutual fund.

Investment Personnel - Individuals responsible for investment decisions related to clients of the Adviser, i.e. Portfolio Managers, Associate Managers, Research Analysts, etc.

Access Person - All other employees.

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EXHIBIT B TO APPENDIX 1   - ELECTRONIC PRE-CLEARANCE PROCEDURES

                            ITRADE PROGRAM PROCEDURES

     *    Double click on the Microsoft Internet Explorer Icon.

     *    The iTrade screen can be accessed by typing the following address:
          (SAVE TO FAVORITES)

     * At the login screen enter your employee code and password, click "login". The Compliance Department provides your code and password.

     *    You will notice a menu on the left that includes the following:
          "Help", "View Ethics Code", "Add Brokerage Account", "Change Password", and "Logout". For compliance control purposes, please do not utilize "add brokerage account" or "change password". See the Compliance Department when this data needs to be updated.

     * Pre-clearance is required for both universe and non-universe securities. The program is designed to allow you to automatically pre-clear securities that on our universe list (which is imported from our database). Those companies that are not on the universe list must be manually "created" in iTrade. Contact the Compliance Administrator or Compliance Officer before submitting a non-universe security through iTrade. Due to compliance controls, only the Compliance Department is authorized to create the security in the program.

     * For your convenience, the Ethics Code button allows you to view the current V&H personal trading guidelines.

     * At the Trade Request screen, enter your trade information and click "submit request". You will then have an opportunity to review your request - ensure all information is correct, and then click "confirm".

     * When you are finished with your trade request, click the "Logout" button.

     * Once you have submitted your request for a trade from the Trade Request screen, the Compliance Department will review and process. Once the trade request has been reviewed, you will receive an approval or denial message through email. Reasons for denial could be that there are open client trades at the trade desk or that the security is currently restricted from employee purchase or sale. IF you have not received a response within 30 minutes of your trade request, please contact the Compliance Department for assistance.

     * Once you have received final approval from the Compliance Department, you may execute the trade. Keep in mind that trades must be executed the same day in which they are approved.

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Exhibit B to Appendix 1 -  Manual Pre-Clearance Procedures

PRECLEARANCE FORM FOR EMPLOYEE/EMPLOYEE RELATED SECURITIES TRANSACTIONS



ACCOUNT INFORMATION:



Name of Employee:____________________________________________________


Employee Account:____________________________________________________
                                (Name & Number)

Employee Related:____________________________________________________
                             (Account Name & Number)

Custodian/Brokerage Firm:____________________________________________


TRANSACTION INFORMATION:

                                                          Compliance Dept. Only
Name of Security     Security Symbol     No. of Shares           B or S            Approved Y/N
----------------     ---------------     -------------           ------            ------------

Approval of the transaction is subject to your knowledge and acknowledgment of the following information. List applicable securities below each question as needed.

Circle your designation:

     Portfolio Manager       Investment Personnel      Access Person

If you are uncertain, contact the Compliance Department.

     Have any of these securities been added or removed from the Van Deventer & Hoch Universe list or the Watch list within the last seven calendar days or are any of them currently restricted?

                           YES___________NO__________

     Are there currently any open orders at the trade desk for any advisory client to buy or sell any of these securities?

                           YES___________NO__________

     If you are a Portfolio Manager (i.e. manage a V&H mutual fund), have you traded this security for a V&H mutual fund in the last seven days?

                           YES___________NO__________

     If you are selling, have you purchased any of these securities or their equivalent in the last 60 days? If you are buying, have you sold any of these securities or their equivalent within the last 60 days?

                           YES___________NO__________

     Do you or any family member have any affiliation with or are you related to any director or officer of this company/companies?

                           YES___________NO__________

     Have you ever received a gift from this company/companies or anyone working for this company/companies?

                           YES___________NO__________

     Are you now, or have you ever been in possession of material non-public information about this company/companies? If so, when?

                           YES___________NO__________

     Are any of these an IPO?

                           YES___________NO__________

     By signing below, I acknowledge that I have read the Van Deventer & Hoch Trading Guidelines and I further acknowledge that I have complied with all of the questions stated above.


-----------------------------   ------------   ---------------------------------
Signed                             Date        Approval effective for today only

Exhibit C to Appendix 1

Van Deventer & Hoch

Employee's Outside Activity and Brokerage Account

I.   Outside Activity

List all outside activities you are involved in, I.E. other employment. Indicate "none" if you have no outside activities to report.

                       Outside Activity Nature of Activity

     ------------------------------      ----------------------------

     ------------------------------      ----------------------------

II.  Trusteeship On Client Accounts

     List any client accounts in which you may serve as a trustee or co-trustee:

     Name of Account           Account Number   Employee Relationship To Account


----------------------------   --------------   --------------------------------

III. Ownership or Directorship

List any ownership in companies (if public only, if greater than 5%), any directorship or if you are an officer of any company other than Van Deventer & Hoch. Indicate "none" if this doesn't apply to you.

Company                    Title                    % Ownership

--------------------       -------------------      -------------------------

IV.  Brokerage Accounts

List all brokerage accounts that you, your spouse or your immediate family living in your house have. Verify that duplicate confirmations and statements are being sent to the Compliance Department by checking off "yes" below. If you have no accounts to report at this time, please write "none" in the space below.


         Yes      Managed Account*
         ---      ----------------

Name                                Broker/Account No.

------------------         ------------------------- ---              ----

------------------         ------------------------- ---              ----

------------------         ------------------------- ---              ----

* Does someone else make all of the investment decisions for this account? If YES, attach a letter to that effect from your broker, money manager or investment advisor and check the box under "Managed Account".


-------------------------      ---------------       ---------------------------
Signature of Employee          Date                  Print Name

Exhibit D to Appendix 1





Date:
                                       -----------------------------------------
Brokerage Firm:
                                       -----------------------------------------
Address:
                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------
Attention:
                                       -----------------------------------------
RE:  Account Title:
                                       -----------------------------------------
       Account Number:
                                       -----------------------------------------

Dear Sir or Madam:

Please send duplicate statements and confirmations of transactions for the above-referenced account to:

Van Deventer & Hoch

Attention:  Compliance Department

Post Office Box 29022

Glendale, CA  91209



Thank you for your cooperation.



Very truly yours,

Exhibit E to Appendix 1


Date:

To:  All V&H Employees

From: Donna E. Barnes

Re:  PERSONAL SECURITIES TRANSACTIONS

Please find attached your Personal Securities Trading Report for the ____ Quarter of _____. The data contained in this report was retrieved from the iTrade report application as a result of our pre-clearance procedures (I.E YOUR ITRADE REQUESTS AND/OR DUPLICATE CONFIRMATIONS.)

Carefully review the transactions listed to ensure the report is accurate and there are no omissions. If there is a trade that is listed on the report that you did not execute (I.E. ITRADE REQUESTED, THOUGH NOT EXECUTED), please note that. Make all changes necessary in order to reflect a complete listing of all executed transactions. Please sign, date and return the report to me no later than ________________. (THE SEC REQUIRES THESE REPORTS TO BE RETURNED AND DATED BY THE 10TH OF THE MONTH FOLLOWING A QUARTER END.)

If you have any questions, please call me.

Thank you.


Attachment

Exhibit E to Appendix 1

PERSONAL SECURITIES TRANSACTIONS REPORT

EMPLOYEE CERTIFICATION STATEMENT



Trans.Type        Ticker            Security Name                Trade Date       Quantity          Price
----------        ------            -------------                ----------       --------          -----


Broker/Account Number


I certify that this report contains all of the transactions I have executed within the quarter. If there are no transactions listed I do not have any to report.


--------------------------------                             -------------------
Name                                                         Date


Date Printed: ______

Exhibit F to Appendix 1

Annual Personal Holdings Report (Non-Custodied Assets)

Or

Initial Personal Holdings Report (Custodied and Non-Custodied Assets)



Employee name:   __________________________________Year Ended December 31, ____


                          Type of Security
Issuer                   (stock, bond, etc.)   Number of Shares/Principal Amount
------                   -------------------   ---------------------------------


PLEASE CHECK ONE BELOW:

___ New Employee/Initial Report - Listed above are all of my securities holdings (custodied and non-custodied assets).

___ Annual Report - Listed above are all of my securities holdings that are not currently custodied in a bank or brokerage account and therefore are not currently being reported through duplicate statements. I understand these securities holdings are required to be reported annually by Van Deventer & Hoch.


Signature: _____________________________              Date: ___________________

Exhibit G to Appendix 1

Van Deventer & Hoch

Annual Certification

I hereby certify that during calendar year _____ I have complied with my obligations under the Van Deventer & Hoch Personal Trading / Confidential Information Policy Statement and Compliance Procedures (the "Personal Trading Policies and Procedures") as in effect during that period, including the obligations not to purchase or sell Publicly-Traded Securities on the basis of material, nonpublic information in my possession and to provide the Compliance Administrator with duplicate confirmations, monthly reports and quarterly reports reflecting all purchases and sales of Publicly-Traded Securities for my Personal Accounts.

Capitalized terms used without definition in this Certification have the meanings given to them in the Personal Trading Policies and Procedures.


Dated:  __________________

Signature  ___________________________________________


____________________________________
Name of Employee (typed or printed)